UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 30, 2025

SmartStop Self Storage REIT, Inc.

(Exact name of Registrant as Specified in Its Charter)

Maryland	001-42584	46-1722812
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10 Terrace Road
Ladera Ranch, California		92694
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (866) 418-5144

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value	SMA	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Retirement of Paula Mathews

On June 30, 2025, Paula Mathews gave notice of her retirement as a member of the Board of Directors (the “Board”) of SmartStop Self Storage REIT, Inc. (the “Company”) and, accordingly, tendered her resignation from the Board, effective immediately. Ms. Mathews' resignation was not due to any disagreement with the Company on any matter relating to the Company’s operations, policies, or practices.

In recognition of Ms. Mathews’ contributions to the Company during her tenure, the Compensation Committee of the Board (the “Compensation Committee”) approved the acceleration of vesting of 12,412 long-term incentive plan units previously granted to Ms. Mathews effective June 30, 2025. The accelerated vesting was approved pursuant to the terms of the Company’s 2022 Long-Term Incentive Plan (the “Incentive Plan”) and had an approximate fair market value of $450,000 based on the closing price of the Company’s common stock on June 30, 2025.

Appointment of Lora Gotcheva

On July 1, 2025, the Nominating and Corporate Governance Committee of the Board (the “NCG Committee”) recommended and the Board approved the appointment of Lora Gotcheva as an independent director of the Company, effective July 10, 2025. Ms. Gotcheva’s appointment as a director was not related in any way to Ms. Mathews’ retirement. Ms. Gotcheva will serve as a director until the Company’s next annual meeting of stockholders or until her successor is duly elected and qualified. She also has been appointed to serve on the Audit Committee and the Compensation Committee of the Board. Ms. Gotcheva has more than 25 years of financial management and investment experience with several firms in the financial services industry. From July 2010 until April 2025, Ms. Gotcheva served in various roles at CPP Investments, one of the largest pension fund managers in Canada which invests the funds of the Canada Pension Plan. Most recently, Ms. Gotcheva served as a Managing Director, specializing in private real estate investments, joint ventures, and public REIT investments. While at CPP Investments, Ms. Gotcheva also served on its Infrastructure Investment Committee, which had the primary responsibility of reviewing acquisitions, dispositions and key value creation initiatives across CPP Investments’ global infrastructure portfolio. Ms. Gotcheva earned a Bachelor of Arts degree from Mount Holyoke College, and an MBA from The Wharton School at the University of Pennsylvania.

There are no arrangements or understandings between Ms. Gotcheva and any other person pursuant to which she was selected as a director. Ms. Gotcheva has no family relationships with any director or executive officer of the Company, and there are no transactions involving Ms. Gotcheva that would require disclosure under Item 404(a) of Regulation S-K.

In connection with her appointment, Ms. Gotcheva will participate in the current director compensation arrangements generally applicable to the Company’s non-employee directors, which includes a cash retainer of $65,000 (prorated for the partial year and payable quarterly) for service on the Board, a cash retainer of $10,000 (prorated for the partial year and payable quarterly) for service on the Audit Committee, and a cash retainer of $7,500 (prorated for the partial year and payable quarterly) for service on the Compensation Committee. Additionally, it is expected that Ms. Gotcheva will receive an initial equity award with a value of $100,000 issued pursuant to the Incentive Plan, consistent with the equity grants typically awarded to directors upon their re-election to the Board, and that such award will vest in full on the first anniversary of the grant date, subject to Ms. Gotcheva’s continued service on the Board.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SMARTSTOP SELF STORAGE REIT, INC.

Date:	July 7, 2025	By:	/s/ James R. Barry
James R. Barry Chief Financial Officer and Treasurer